                                                                       EXHIBIT 2

                         SECURITIES EXCHANGE AGREEMENT



                                by and between



                         ADDvantage Media Group, Inc.

                                      and


                              David E. Chymiak,


                              Kenneth A. Chymiak,
    as Trustee of the Ken Chymiak Revocable Trust Dated March 4, 1992, and



                              Susan C. Chymiak,
      as Trustee of the Susan Chymiak Revocable Trust Dated March 4, 1992





                              September 16, 1999

                               TABLE OF CONTENTS

ARTICLE I

     Definitions..............................................................................  -1-
     Section 1.1    Defined Terms.............................................................  -1-
     Section 1.2    References and Titles.....................................................  -4-

ARTICLE II

     Tax-Free Transfer........................................................................  -5-
     Section 2.1    Transfer of TULSAT Securities.............................................  -5-
     Section 2.2    Issuance of AMG Securities................................................  -5-
     Section 2.3    Closing...................................................................  -5-

ARTICLE III

     Representations and Warranties of Shareholders...........................................  -6-
     Section 3.1    Authorization.............................................................  -6-
     Section 3.2    Ownership of TULSAT Shares................................................  -6-
     Section 3.3    Organization and Standing.................................................  -6-
     Section 3.4    Certificate of Incorporation and Bylaws. .................................  -6-
     Section 3.5    Subsidiaries..............................................................  -7-
     Section 3.7    Financial Statements......................................................  -7-
     Section 3.8    Compliance with Other Instruments.........................................  -7-
     Section 3.9    Consents and Approvals....................................................  -7-
     Section 3.10   Litigation................................................................  -8-
     Section 3.11   Absence of Certain Changes or Events......................................  -8-
     Section 3.12   Brokers...................................................................  -8-
     Section 3.13   Transfer of AMG Securities................................................  -8-

ARTICLE IV

Representations and Warranties of AMG......................................................... -10-
     Section 4.1    Organization and Standing................................................. -10-
     Section 4.2    Certificate of Incorporation and Bylaws................................... -10-
     Section 4.3    Corporate Power........................................................... -10-
     Section 4.4    Subsidiaries.............................................................. -11-
     Section 4.5    Capitalization............................................................ -11-
     Section 4.6    Authorization............................................................. -11-
     Section 4.7    Disclosure Materials...................................................... -11-

     Section 4.8    Compliance with Other Instruments......................................... -12-
     Section 4.9    Registration Rights....................................................... -12-
     Section 4.10   Consents and Approvals.................................................... -12-
     Section 4.11   Untrue Statements......................................................... -12-
     Section 4.12   Securities Registration and Filings....................................... -12-
     Section 4.13   Litigation................................................................ -13-
     Section 4.14   Broker.................................................................... -13-
     Section 4.15   Absence of Certain Changes or Events...................................... -13-

ARTICLE V

     Covenants...............................................................................  -13-
     Section 5.1    Certificate of Designation................................................ -13-
     Section 5.2    Expenses.................................................................. -13-
     Section 5.3    Further Assurances........................................................ -13-
     Section 5.4    Public Announcement....................................................... -14-
     Section 5.5    Conduct of Business by AMG Pending Closing................................ -14-
     Section 5.7    Resignation of AMG Directors and Executive Officers....................... -17-
     Section 5.8    Lease Agreement........................................................... -17-

ARTICLE VI

     Conditions............................................................................... -17-
     Section 6.1    Conditions to Each Party's Obligation to Proceed with Closing............. -17-
     Section 6.2    Conditions to Obligations of AMG.......................................... -18-
     Section 6.3    Conditions to Obligations of Shareholders................................. -18-

ARTICLE VII

     Registration Rights...................................................................... -19-
     Section 7.1    Registration of Securities................................................ -20-
     Section 7.2    Demand Registration....................................................... -20-
     Section 7.3    AMG's Obligations with Respect to Demand Registration..................... -21-
     Section 7.4    Piggy-Back Registration................................................... -21-
     Section 7.5    Public Information Requirements........................................... -22-
     Section 7.6    Expenses of Registration.................................................. -22-
     Section 7.7    Indemnification........................................................... -23-

ARTICLE VIII

     General.................................................................................. -25-
     Section 8.1    Taking of Necessary Action, Further Action................................ -25-
     Section 8.2    Confidentiality........................................................... -25-
     Section 8.3    Non-survival of Representations and Warranties of Each Party.............. -25-
     Section 8.4    Entire Agreement.......................................................... -25-
     Section 8.5    Waivers and Amendments.................................................... -25-
     Section 8.6    No Admission of Liability................................................. -25-
     Section 8.7    Notices................................................................... -25-
     Section 8.8    Governing Law............................................................. -26-
     Section 8.9    Successors and Assigns.................................................... -26-
     Section 8.10   Severability.............................................................. -27-
     Section 8.11   Counterparts.............................................................. -27-

DISCLOSURE SCHEDULE

EXHIBIT A- Form of Certificate of Designation for Preferred Stock

EXHIBIT B- Schedule of Shareholders and Securities to be Exchanged

EXHIBIT C- Form of Press Release

EXHIBIT D- Form of Building Lease

                         SECURITIES EXCHANGE AGREEMENT


     This Securities Exchange Agreement (this "Agreement") is made and entered into as of the 16/th/ day of September, 1999, by and among ADDvantage Media Group, Inc., an Oklahoma corporation ("AMG"), David E. Chymiak, Kenneth A. Chymiak, as Trustee of the Ken Chymiak Revocable Trust Dated March 4, 1992, and Susan C. Chymiak, as Trustee of the Susan Chymiak Revocable Trust Dated March 4, 1992 (collectively, "Shareholders" each a "Shareholder").

                                   Recitals:

A. AMG desires to acquire and Shareholders desire to transfer and assign to AMG all of the issued and outstanding capital stock of DRK Enterprises, Inc. d/b/a TULSAT, an Oklahoma corporation ("TULSAT") and certain promissory notes of TULSAT held by Shareholders ("Shareholder Notes") in exchange for AMG Securities, as described below, upon the terms and subject to the conditions set forth in this Agreement.

B. AMG and Shareholders intend that the transactions contemplated by this Agreement have been structured to qualify as a tax-free transfer under
     Section 351 of the Internal Revenue Code of 1986, as amended (the "Code").

C. AMG and Shareholders desire to make certain representations, warranties, covenants and agreements in connection with such exchange of securities provided for in this Agreement and also to prescribe various conditions to such exchange of securities.

     IN CONSIDERATION of the recitals and mutual covenants and agreements set forth in this Agreement, the parties to this Agreement hereby agree as follows:


                                   ARTICLE I

                                  Definitions

      Section 1.1 Defined Terms. As used in this Agreement, each of the following terms has the meaning given in this Section 1.1 or in the Sections referred to below:

     "AMG" means ADDvantage Media Group, Inc., an Oklahoma corporation.

     "AMG Common Stock" means the common stock, par value $.01 per share, of AMG.

     "AMG Convertible Preferred Stock" means the Series A 5% Cumulative Convertible Preferred Stock, par value $1.00 per share, of AMG, with a stated value of $40.00 per share which is convertible into shares of AMG Common Stock at a price of $4.00 per share, subject to adjustment, and on which dividends accrue at the rate of 5% per annum, the terms of which are set forth in that form of certificate of designation attached hereto as Exhibit A.

     "AMG Nonconvertible Preferred Stock" means the Series B 7% Cumulative Preferred Stock, par value $1.00 per share, of AMG, with a stated value of $40.00 per share and on which dividends accrue at the rate of 7% per annum, the terms of which are set forth in that form of certificate of designation attached hereto as Exhibit A.

     "AMG Securities" means AMG Common Stock, AMG Convertible Preferred Stock and AMG Nonconvertible Preferred Stock.

     "Agreement" means this Securities Exchange Agreement, as amended, supplemented or modified from time to time.

     "Audited Financial Statements" means the audited financial statements of TULSAT for the period ending December 31, 1998, prepared in accordance with GAAP.

     "Closing" means the closing and consummation of the transactions contemplated by this Agreement.

     "Closing Date" means the date on which the Closing occurs, which date shall be September 30, 1999 or such other date as is agreed upon by the parties to this Agreement.

     "Code" has the meaning set for the recitals to this Agreement.

     "Disclosure Schedule" means the disclosure schedule attached hereto and any documents listed on such disclosure schedule and expressly incorporated therein by reference.

     "Disclosure Materials" has the meaning set forth in subsection 3.13(a).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Governmental Action" means any authorization, application, approval, consent, exemption, filing, license, notice, registration, permit or other requirement of, to or with any Governmental Authority.

     "Governmental Authority" means any national, state, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over TULSAT, AMG or Shareholders or any of their respective properties or assets.

     "Indemnified Party" has the meaning set forth in Section 7.7.

     "Indemnifying Party" has the meaning set forth in Section 7.7.

     "Interim Financial Statements" means the unaudited financial statements of TULSAT for the six-month period ending June 30, 1999, prepared in accordance with GAAP, applied on a basis consistent with that of the Audited Financial Statements, subject, however, to (i) changes resulting from normal year-end adjustments that will not, in the aggregate be material and (ii) the absence of the type of footnotes that would customarily be included in a financial statement prepared in accordance with GAAP.

     "Material Adverse Effect" means (a) when used with respect to TULSAT, a result or consequence that would materially adversely affect the condition (financial or otherwise), results of operations or business of TULSAT or the aggregate value of its assets, would materially impair the ability of TULSAT to own, hold, develop and operate its assets, or would impair TULSAT's ability to perform its obligations hereunder or consummate the transactions contemplated hereby or prevent or materially delay the performance of this Agreement; (b) when used with respect to AMG, a result or consequence that would materially adversely affect the condition (financial or otherwise), results of operations or business of AMG, or the aggregate value of its assets, would materially impair its ability to own, hold, develop and operate its assets, or would impair AMG's ability to perform its obligations hereunder or consummate the transactions contemplated hereby or prevent or materially delay the performance of this Agreement and (c) when used with respect to Shareholders or any Shareholder, a result or consequence that would impair his or their ability to perform his or their respective obligations hereunder or consummate the transactions contemplated hereby or prevent or materially delay the performance of this Agreement.

     "Person" means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization, whether or not a Governmental Authority.

     "Piggy-Back Registration" has the meaning set forth in subsection 7.4(a).

     "Registration Securities" has the meaning set forth in Section 7.1.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Shareholder Notes" means those certain promissory notes issued, or to be issued prior to Closing, by TULSAT, in favor of the Shareholders in the aggregate original principal amount of equal to the accumulated adjustments account of TULSAT immediately prior to Closing and the issuance of such notes, which aggregate amount is expected to be approximately $10,000,000.

     "Shareholders" means, collectively, David E. Chymiak, Kenneth A. Chymiak, as Trustee of the Ken Chymiak Revocable Trust Dated March 4, 1992, and Susan C. Chymiak, as Trustee of the Susan Chymiak Revocable Trust Dated March 4, 1992.

     "TULSAT" has the meaning set forth in the recitals to this Agreement.

     "TULSAT Common Stock" means the common stock, par value $1.00 per share, of TULSAT.

     "TULSAT Securities" means the TULSAT Common Stock and Shareholder Notes.

     "Third-Party Consent" means the consent or approval of any Person other than TULSAT, AMG, a Shareholder or any Governmental Authority.

      Section 1.2   References and Titles.

     (a) All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Article, Section, subsection or other subdivision of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words "this Agreement," "herein," "hereby," "hereunder," and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Article," "this Section," and "this subsection," and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word "or" is not exclusive, and the word "including" (in its various forms) means including without limitation.

     (b) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender.

     (c) Words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

     (d) As used in the representations and warranties contained in this Agreement, the phrase "to the knowledge" of the representing party shall mean that, in the case of AMG, responsible officers of AMG, individually or collectively, and, in the case of the Shareholders, either of them, either (a) know that the matter being represented and warranted is true and accurate or (b) have no reason, after reasonable inquiry, to believe that the matter being represented and warranted is not true and accurate.


                                  ARTICLE II

                               Tax-Free Transfer

     Section 2.1 Transfer of TULSAT Securities. At Closing, upon the terms and subject to the conditions set forth in this Agreement, Shareholders shall contribute, assign, and transfer to AMG, and AMG shall receive from Shareholders, all of the issued and outstanding TULSAT Securities. At Closing,

     i. Shareholders shall deliver to AMG certificates representing all of the TULSAT Common Stock, free and clear of all liens, claims, charges, restrictions, equities or encumbrances of any kind, which certificates shall be duly endorsed to AMG or accompanied by duly executed stock powers in a form satisfactory to AMG; and

     ii. Shareholders shall deliver to AMG the Shareholder Notes, endorsed "Payable to the Order of ADDvantage Media Group, Inc.," free and clear of all liens, claims, charges, restrictions, equities or encumbrances of any kind.

     Section 2.2 Issuance of AMG Securities. In exchange for all the Shareholder Notes and all of the shares of TULSAT Common Stock, AMG shall issue to the Shareholders a total of 300,000 shares of AMG Nonconvertible Preferred Stock, 200,000 shares of AMG Convertible Preferred Stock and 8,000,000 shares of AMG Common Stock, registered in each Shareholder's name and in the respective amounts set forth in Exhibit B. At Closing, AMG shall deliver to each Shareholder the stock certificates representing the AMG Securities.

     Section 2.3 Closing. Closing shall take place on the Closing Date at such time and place as is agreed by AMG and Shareholders.

                                  ARTICLE III

                Representations and Warranties of Shareholders

     Each Shareholder hereby jointly and severally represents and warrants to AMG as follows:

     Section 3.1 Authorization. This Agreement has been duly and validly executed and delivered by or on behalf of such Shareholder and constitutes the legal, valid and binding obligation of such Shareholder, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting creditors' rights generally and by general principles of equity. The execution, delivery and performance by such Shareholder of this Agreement is within his full legal right, power and authority, do not contravene, permit the termination of or constitute a default under any agreement, declaration of trust or other instrument binding upon such Shareholder, and will not result in the creation or imposition of any lien, charge or encumbrance in favor of any third Person upon the TULSAT Shares owned by such Shareholder. The execution, delivery and performance by such Shareholder of this Agreement does not require the consent of any Person, and does not require any action by or in respect of any filing with, or the consent, approval or authorization of, any Governmental Authority, except those consents, approvals or authorizations that have been obtained, and do not violate any provision of any applicable law or regulation or any judgment, decree or order to which such Shareholder is subject.

     Section 3.2 Ownership of TULSAT Shares. The TULSAT Shares being transferred by each Shareholder are owned by such Shareholder beneficially and of record, free and clear of any lien or other encumbrance.

     Section 3.3 Organization and Standing. TULSAT is a corporation duly organized and existing under, and by virtue of, the laws of the State of Oklahoma and is in good standing under such laws. TULSAT has the requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. TULSAT is qualified, licensed or domesticated as a foreign corporation in all jurisdictions where the nature of its business conducted or the character of its properties owned or leased makes such qualification, licensing or domestication necessary at this time except in those jurisdictions where the failure to be so qualified or licensed and in good standing does not and will not have a materially adverse effect on TULSAT, the conduct of its business or the ownership or operation of its properties.

     Section 3.4 Certificate of Incorporation and Bylaws. Shareholders have caused TULSAT to deliver to AMG true, correct and complete certified copies of its certificate of incorporation and bylaws. Said copies contain all amendments through the date of this Agreement.

     Section 3.5 Subsidiaries. TULSAT has no subsidiaries. TULSAT does not own, directly or indirectly, shares of stock or other interests in any other corporation, association, joint venture, or business organization.

     Section 3.6 Capitalization. The authorized capital stock of TULSAT consists solely of 2,000 shares of TULSAT Common Stock par value $1.00 per share. There are issued and outstanding 700 shares of TULSAT Common Stock. The issued and outstanding shares of TULSAT Common Stock, are fully paid and nonassessable and there are 300 shares of TULSAT Common Stock held as treasury shares. There are no outstanding options, warrants or other rights, including preemptive rights, entitling the holder thereof to purchase or acquire shares of the TULSAT Common Stock.

     Section 3.7 Financial Statements. True and complete copies of the Audited Financial Statements and the Interim Financial Statements have been delivered to AMG. The Audited Financial Statements fairly present the financial position of TULSAT and the results of operations of TULSAT for the period covered by such financial statements, and have been prepared in accordance with GAAP. The Interim Financial Statements fairly present the financial positions of TULSAT on June 30, 1999, and the results of operations of the TULSAT for the six months ended on June 30, 1999, and have been prepared in accordance with GAAP, applied on a basis consistent with that of the Audited Financial Statements, subject, however, to (i) changes resulting from normal year-end audit adjustments that will not, in the aggregate be material and (ii) the absence of the type of footnotes that would customarily be included in a financial statement prepared in accordance with GAAP.

     Section 3.8 Compliance with Other Instruments. TULSAT is not in violation of any terms of its Certificate of Incorporation or Bylaws, or in any material respect of any mortgage, indenture, contract, agreement, instrument, or, to the best knowledge of Shareholders, any judgment, decree, order, statute, rule, or regulation applicable to it. The execution, delivery, and performance by Shareholders of this Agreement, and the transfer of the TULSAT Securities pursuant hereto, will not result in any such violation or be in conflict with or constitute a default under any such term, or cause the acceleration of maturity of any loan or material obligation to which TULSAT is a party or by which it is bound or with respect to which it is an obligor or guarantor, or result in the creation or imposition of any material lien, claim, charge, restriction, equity or encumbrance of any kind whatsoever upon, or, to the best knowledge of Shareholders, give to any other person any interest or right (including any right of termination or cancellation) in or with respect to any of the material properties, assets, business or agreements of TULSAT.

     Section 3.9 Consents and Approvals. No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to Shareholders or TULSAT in connection with the execution and delivery of this Agreement by Shareholders or the consummation by Shareholders of the transactions contemplated hereby, except for the following: (a) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on TULSAT of Shareholders; (b) such other compliance with the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be so required; (c) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws and (d) such filings and approvals as may be required by any pre-merger notification, securities, corporate or other law, rule or regulation. No Third-Party Consent is required by or with respect to TULSAT or Shareholders in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any such Third-Party Consent which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Shareholders or TULSAT.

     Section 3.10 Litigation. Except as set forth on the Disclosure Schedule, there is no litigation, proceeding or investigation pending or, to the knowledge of Shareholders, threatened against or affecting TULSAT is reasonably likely to have a Material Adverse Effect on TULSAT and that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Shareholders in connection with the transactions contemplated hereby. Except as set forth in the Disclosure Schedule, TULSAT is not subject to any outstanding court order, decree or judgment.

     Section 3.11 Absence of Certain Changes or Events. Except as set forth in the Disclosure Schedule, since June 30, 1999, TULSAT has not suffered any Material Adverse Effect.

     Section 3.12 Brokers. No broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder's or other fee or compensation based on any arrangement made by or on behalf of Shareholders and for which AMG, or Shareholders will have any obligation or liability.

     Section 3.13  Transfer of AMG Securities.

     (a) AMG has furnished to Shareholders copies of AMG's Annual Report on Form 10-KSB for the year ended December 31, 1998, Quarterly Report on Form 10-QSB for the calendar quarter ended June 30, 1999, and a copy of the Proxy Statement of AMG prepared and distributed by AMG in connection with the solicitation of proxies for the annual meeting of the shareholders of AMG held during 1999, together with all additional information requested concerning the proposed operations, affairs and current financial condition of AMG ("Disclosure Materials"). Such information and access have been available to the extent Shareholders consider necessary and advisable to aid Shareholders and Shareholders have reviewed such information having any and all questions answered in making an intelligent investment decision in AMG Securities. Shareholders understand that the securities received could result in the loss of Shareholders' entire investment.

     (b) AMG Securities to be acquired by Shareholders will be acquired, solely for the account of Shareholders, for investment purposes only and not with a view to the resale or distribution thereof within the meaning of the Securities Act, are not being purchased for subdivision or fractionalization thereof, and Shareholders have no contract, undertaking, agreement or arrangement with any person to sell or transfer such shares to any Person and do not intend to enter into such contract or arrangement, provided, however, that any such shares shall remain subject to the restrictions on transfer set forth in this Section 3.13.

     (c) Shareholders have such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of their investment in AMG Securities and in protecting their interests and the securities to be acquired are suitable for their investment therein.

     (d) Shareholders are capable of bearing the economic risks of an investment in AMG Securities, including the complete loss of such investment.

     (e) Shareholders understand that AMG Securities have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Sections 3(b) or 4(2) thereof, and that AMG Securities must be held by each Shareholder indefinitely and each Shareholder must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration.

     (f) Shareholders are accredited investors as that term is defined in Rule 501(a) of Regulation D promulgated by the SEC.

     (g) Each instrument representing AMG Securities may be endorsed with the following legends:

          (i) THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE OKLAHOMA SECURITIES ACT. NEITHER THE RECORD NOR THE BENEFICIAL OWNERSHIP OF SAID SHARES MAY BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SAID SHARES UNDER BOTH OF SAID ACTS AND ANY OTHER APPLICABLE STATE SECURITIES LAWS OR RULES UNLESS IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO ADDVANTAGE MEDIA GROUP, INC. EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACTS ARE AVAILABLE WITH RESPECT TO SUCH SALE OR TRANSFER AND SAID SALE OR

     TRANSFER IS MADE PURSUANT TO AND IN STRICT COMPLIANCE WITH THE TERMS AND CONDITIONS OF SAID EXEMPTIONS.

          (ii) Any other legend required by any state securities laws.

AMG need not register a transfer of legended AMG Securities, and may also instruct its transfer agent not to register the transfer of AMG Securities, unless one of the conditions specified in each of the foregoing legends is satisfied.

     (h) Shareholders understand that AMG Common Stock has been recently (or will shortly be) de-listed from trading on the Nasdaq Small Cap Market and is not listed for trading on any national exchange. AMG can give no assurance when, if ever, that AMG Common Stock will be re-admitted for trading on the Nasdaq Small Cap Market or admitted for trading on any other national securities exchange.


                                  ARTICLE IV

                     Representations and Warranties of AMG

     AMG hereby represents and warrants to Shareholders as follows:

     Section 4.1 Organization and Standing. AMG is a corporation duly organized and existing under, and by virtue of, the laws of the State of Oklahoma and is in good standing under such laws. AMG has the requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. AMG is qualified, licensed or domesticated as a foreign corporation in all jurisdictions where the nature of its business conducted or the character of its properties owned or leased makes such qualification, licensing or domestication necessary at this time except in those jurisdictions where the failure to be so qualified or licensed and in good standing does not and will not have a materially adverse effect on AMG, the conduct of its business or the ownership or operation of its properties.

     Section 4.2 Certificate of Incorporation and Bylaws. AMG has furnished Shareholders with true, correct and complete copies of its certificate of incorporation and bylaws. Said copies contain all amendments through the date of this Agreement.

     Section 4.3 Corporate Power. AMG has now, and will have at the Closing Date, all requisite legal and corporate power to enter into this Agreement, to sell AMG Securities hereunder, and to carry out and perform its obligations under the terms of this Agreement.

     Section 4.4 Subsidiaries. AMG has no subsidiaries. AMG does not own, directly or indirectly, shares of stock or other interests in any other corporation, association, joint venture, or business organization except for a 27% interest that AMG acquired in Ventures Education Systems Corporation, a New York corporation.

     Section 4.5 Capitalization. The authorized capital stock of AMG consists solely of 10,000,000 shares of AMG Common Stock, par value $.01 per share, of which a total of 1,491,646 shares were outstanding at September 10, 1999, and 1,000,000 shares of AMG preferred stock, par value $1.00 per share, none of which was outstanding at September 10, 1999. The issued and outstanding shares of AMG Common Stock are fully paid and nonassessable. Except as disclosed in the Disclosure Materials or the Disclosure Schedule, there are no outstanding options, warrants or other rights, including preemptive rights, entitling the holder thereof to purchase or acquire shares of the AMG Common Stock, AMG Convertible Preferred Stock or AMG Nonconvertible Preferred Stock.

     Section 4.6   Authorization.

     (a) All corporate action on the part of AMG, its officers, directors, and shareholders necessary for the sale and issuance of AMG Securities pursuant thereto and the performance of AMG's obligations hereunder has been taken or will be taken prior to the Closing. This Agreement has been duly executed and delivered on behalf of AMG and is a legal, valid and binding obligation of AMG, enforceable against AMG in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting enforcement of creditors' rights, and except as limited by application of legal principles affecting the availability of equitable remedies.

     (b) AMG Securities, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that such shares will be subject to restrictions on transfer under state and/or federal securities laws as set forth herein, and as may be required by future changes in such laws.

     (c) No shareholder of AMG has any right of first refusal or any preemptive rights in connection with the issuance of AMG Securities or of any other capital stock of AMG.

     Section 4.7 Disclosure Materials. AMG has provided to Shareholders a copy of the Disclosure Materials pursuant to this Agreement. Each of the Disclosure Materials, on the date of filing thereof with the SEC, conformed or will conform in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

     Section 4.8 Compliance with Other Instruments. AMG is not in violation of any terms of its certificate of incorporation or bylaws, or in any material respect of any mortgage, indenture, contract, agreement, instrument, or, to the best knowledge of AMG, any judgment, decree, order, statute, rule, or regulation applicable to it. The execution, delivery, and performance by AMG of this Agreement, and the issuance and sale of the Securities pursuant hereto, will not result in any such violation or be in conflict with or constitute a default under any such term, or cause the acceleration of maturity of any loan or material obligation to which AMG is a party or by which it is bound or with respect to which it is an obligor or guarantor, or result in the creation or imposition of any material lien, claim, charge, restriction, equity or encumbrance of any kind whatsoever upon, or, to the best knowledge of AMG, give to any other person any interest or right (including any right of termination or cancellation) in or with respect to any of the material properties, assets, business or agreements of AMG.

     Section 4.9 Registration Rights. Other than registration rights granted to certain shareholders of AMG pursuant hereto, AMG is not under any obligation to register, within the meaning of the Securities Act any of its presently outstanding securities.

     Section 4.10 Consents and Approvals. No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to AMG in connection with the execution and delivery of this Agreement by AMG or the consummation by AMG of the transactions contemplated hereby, except for the following: (a) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on AMG; (b) such other compliance with the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be so required; (c) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws; and (d) such filings and approvals as may be required by any pre-merger notification, securities, corporate or other law, rule or regulation. No Third-Party Consent is required by or with respect to AMG in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any such Third-Party Consent which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on AMG.

     Section 4.11 Untrue Statements. The Disclosure Materials, at the respective dates thereof, did not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein not misleading.

     Section 4.12 Securities Registration and Filings. The outstanding shares of AMG's Common Stock are registered pursuant to Section 12(g) of the Exchange Act. AMG has timely filed all reports required by Section 13 or 15(d) of the Exchange Act from July 1, 1998, through the date hereof. All of such reports were, at the time they were filed, complete and accurate in all material respects and did not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

      Section 4.13 Litigation. There is no litigation, proceeding or investigation pending or, to the knowledge of AMG, threatened against or affecting AMG that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by AMG in connection with the transactions contemplated hereby.

      Section 4.14 Brokers. No broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder's or other fee or compensation based on any arrangement or agreement made by or on behalf of AMG and for which AMG or Shareholders shall have any obligations or liability.

      Section 4.15 Absence of Certain Changes or Events. To the knowledge of AMG, since June 30, 1999, AMG has not suffered any Material Adverse Effect other than the settlement of the lawsuit that it had commenced against Wal-Mart Stores, Inc. as described in footnote 2 to the AMG financial statements included in its quarterly report filed with the SEC for the quarter ended June 30, 1999.


                                   ARTICLE V

                                   Covenants

      Section 5.1   Certificate of Designation.   Prior to the Closing, AMG
shall take all such reasonable actions as may be required or appropriate to approve the certificate of designation in the form attached hereto as Exhibit A, thereby creating, designating and authorizing the issuance of the AMG Convertible Preferred Stock and AMG Nonconvertible Preferred Stock, respectively, to be issued in connection with the consummation of the Closing.

      Section 5.2 Expenses. All legal, accounting and other fees and expenses incurred by Shareholders and/or TULSAT in connection with this Agreement and the transactions contemplated herein shall be paid by TULSAT. AMG shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated herein.

      Section 5.3 Further Assurances. Each of the parties hereto shall (including actions which Shareholders shall cause TULSAT to take) execute such further documents, agreements, certificates and other instruments and take such further actions as may be reasonably necessary or appropriate to carry out the provisions hereof and the transactions provided for herein.

     Section 5.4 Public Announcement. Prior to the Closing, Shareholders and AMG shall consult with each other before they or TULSAT issues any press release or otherwise makes any public statements with respect to the transactions contemplated by this Agreement and Shareholders and AMG shall not (and Shareholders shall cause TULSAT not to) issue any press release or make any such public statement prior to obtaining the approval of the other party; provided, however, that such approval shall not be required where such release or announcement is required by applicable law; and provided further, that either Shareholders, TULSAT or AMG may respond to inquiries by the press or others regarding the transactions contemplated by this Agreement, so long as such responses are consistent with such party's previously issued press releases; and provided further, that the parties shall promptly upon the signing of this Agreement issue a press release in the form of Exhibit C attached hereto.

     Section 5.5 Conduct of Business by AMG Pending Closing. From the date of this Agreement until Closing, AMG will conduct its business only in the ordinary and usual course consistent with past practices to maintain AMG's value, customers, reputation and goodwill. In addition, and without limiting the breadth or force of the foregoing covenant, AMG agrees that prior to Closing:

     (a) Except as provided in the Disclosure Schedule, AMG will not (i) amend its certificate of incorporation or bylaws; (ii) split, combine or reclassify any of its outstanding capital stock or equity interests; (iii) declare, set aside or pay any dividends or other distributions (whether payable in cash, property or securities) with respect to its capital stock or equity interests;
(iv) issue, sell or agree to issue or sell any securities, including its capital stock, any rights, options or warrants to acquire its capital stock, or securities convertible into or exchangeable or exercisable for its capital stock or equity interests; (v) purchase, cancel, retire, redeem or otherwise acquire any of its outstanding capital stock or other securities or equity interests;
(vi) merge or consolidate with, or transfer all or a substantial portion of its assets to, another corporation or other business entity; (vii) liquidate, wind-up or dissolve (or suffer any liquidation or dissolution); or (viii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

     (b) AMG will not change its method of accounting for the assets, liabilities, income and expense of AMG from the method used to generate the financial statements of AMG included in the Disclosure Materials and other records submitted to Shareholders for review.

     (c) AMG will not (i) acquire any corporation, partnership or other business entity or any interest therein; (ii) sell, lease or sublease, transfer, farmout or otherwise dispose of or mortgage, pledge or otherwise encumber any of its properties or other assets; (iii) sell, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any securities of any other Person; (iv) make any material loans, advances or capital contributions to, or investments in, any Person; (v) enter into any material agreement or any other agreement not terminable by any of the AMG upon notice of

30 days or less and without penalty or other obligation; or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

     (d) AMG will not (i) permit to be outstanding at any time indebtedness for borrowed money in excess of $10,000 in the aggregate; (ii) incur any indebtedness for borrowed money; (iii) assume, endorse (other than endorsements of negotiable instruments in the ordinary course of business), guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the liabilities or obligations of any Person; or (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

     (e) AMG will not (i) enter into or otherwise become liable or obligated under or pursuant to (A) any employee benefit, pension or other plan (whether or nor subject to ERISA), (B) any other stock option, stock purchase, incentive or deferred compensation plans or arrangements or other fringe benefit plan, or (C) any consulting, employment, severance, termination or similar agreement with any Person, or amend or extend any such plan, arrangement or agreement; (ii) except for payments made pursuant to any AMG employee benefit plan or any plan, agreement or arrangement described in the Disclosure Schedule, grant, or otherwise become liable for or obligated to pay, any severance or termination payments, bonuses or increases in compensation or benefits to, or forgive any indebtedness of, any employee or consultant; or (iii) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     (f) AMG will neither dispose of any material amount of assets nor create, incur, assume or permit to exist any Lien on any of its assets.

     (g) AMG will (i) pay all taxes, assessments and other governmental charges imposed upon any of its assets or with respect to their franchises, business, income or assets before any penalty or interest accrues thereon; (ii) pay all claims (including claims for labor, services, materials and supplies) that have become due and payable and which by law have or may become a lien upon any of their assets prior to the time when any penalty or fine shall be incurred with respect thereto or any such lien shall be imposed thereon; and (iii) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, obtain or take all Governmental Actions necessary in the operation of their businesses, and comply with and enforce the provisions of all AMG material agreements.

     (h) AMG will at all times preserve and keep in full force and effect its corporate existence and rights and franchises material to its performance under this Agreement.

     (i) AMG will not engage in any practice, take any action or permit by inaction any of its representations and warranties contained in this Agreement to become untrue.

     (j) The President and Chief Executive Officer and Executive Vice President and Chief Financial Officer of AMG shall have waived and released AMG from any claim either of them may have for deferred compensation or retirement benefits except as specifically provided for herein.

     Section 5.6 Conduct of Business by TULSAT Pending Closing. From the date of this Agreement until Closing, TULSAT will conduct its business only in the ordinary and usual course consistent with past practices to maintain TULSAT's value, customers, reputation and goodwill. In addition, and without limiting the breadth or force of the foregoing covenant, TULSAT agrees that, except as provided in the Disclosure Schedule, prior to Closing:

     (a)  TULSAT will not (i) amend its certificate of incorporation or bylaws;
(ii) split, combine or reclassify any of its outstanding capital stock or equity interests; (iii) declare, set aside or pay any dividends or other distributions (whether payable in cash, property or securities) with respect to its capital stock or equity interests; (iv) issue, sell or agree to issue or sell any securities, including its capital stock, any rights, options or warrants to acquire its capital stock, or securities convertible into or exchangeable or exercisable for its capital stock or equity interests; (v) purchase, cancel, retire, redeem or otherwise acquire any of its outstanding capital stock or other securities or equity interests; (vi) merge or consolidate with, or transfer all or a substantial portion of its assets to, another corporation or other business entity; (vii) liquidate, wind-up or dissolve (or suffer any liquidation or dissolution); or (viii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

     (b) TULSAT will not change its method of accounting for the assets, liabilities, income and expense of TULSAT from the method used to generate the financial statements of TULSAT and other records submitted to AMG for review.

     (c) TULSAT will not (i) acquire any corporation, partnership or other business entity or any interest therein; (ii) sell, lease or sublease, transfer, farmout or otherwise dispose of or mortgage, pledge or otherwise encumber any of its properties or other assets; (iii) sell, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any securities of any other Person; (iv) make any material loans, advances or capital contributions to, or investments in, any Person; (v) enter into any material agreement or any other agreement not terminable by any of the TULSAT upon notice of 30 days or less and without penalty or other obligation; or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

     (d) TULSAT will not (i) incur any indebtedness for borrowed money; (ii) assume, endorse (other than endorsements of negotiable instruments in the ordinary course of business), guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the liabilities or obligations of any Person; or (iii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

     (e) TULSAT will not (i) enter into or otherwise become liable or obligated under or pursuant to (A) any employee benefit, pension or other plan (whether or nor subject to ERISA), (B) any other stock option, stock purchase, incentive or deferred compensation plans or arrangements or other fringe benefit plan, or (C) any consulting, employment, severance, termination or similar agreement with any Person, or amend or extend any such plan, arrangement or agreement; (ii) except for payments made pursuant to any TULSAT employee benefit plan or any plan, agreement or arrangement described in the Disclosure Schedule, grant, or otherwise become liable for or obligated to pay, any severance or termination payments, bonuses or increases in compensation or benefits to, or forgive any indebtedness of, any employee or consultant; or (iii) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     (f) TULSAT will (i) pay all taxes, assessments and other governmental charges imposed upon any of its assets or with respect to their franchises, business, income or assets before any penalty or interest accrues thereon; (ii) pay all claims (including claims for labor, services, materials and supplies) that have become due and payable and which by law have or may become a lien upon any of their assets prior to the time when any penalty or fine shall be incurred with respect thereto or any such lien shall be imposed thereon; and (iii) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, obtain or take all Governmental Actions necessary in the operation of their businesses, and comply with and enforce the provisions of all TULSAT material agreements.

     (g) TULSAT will at all times preserve and keep in full force and effect its corporate existence and rights and franchises material to its performance under this Agreement.

     (h) TULSAT will not engage in any practice, take any action or permit by inaction any of its representations and warranties contained in this Agreement to become untrue.

     Section 5.7 Resignation of AMG Directors and Executive Officers. The directors and officers of AMG shall resign their respective positions effective as of the Closing.

     Section 5.8 Lease Agreement. Effective as of the Closing, AMG will enter into a lease agreement with the Shareholders covering the real property and improvements currently used by TULSAT as its headquarters. The lease shall be for a period of five years at a rental of $15,000 per month and shall be in the form attached hereto as Exhibit D.

                                  ARTICLE VI

                                  Conditions

     Section 6.1 Conditions to Each Party's Obligation to Proceed with Closing. The respective obligations of each party to proceed with Closing shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

     (a) All filings required to be made prior to the Closing with, and all consents, approvals, permits and authorizations required to be obtained prior the Closing from, any Governmental Authority or other person in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the parties shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect on AMG or to Materially Adversely Affect the consummation of the transactions contemplated by this Agreement.

     (b) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect; in addition, each party shall use all reasonable efforts to have any such decree, ruling, injunction or order vacated, except as otherwise contemplated by this Agreement.

     Section 6.2 Conditions to Obligations of AMG. The obligations of AMG to proceed with Closing are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by AMG:

     (a)  The representations and warranties of Shareholders set forth in
Article III shall be true and correct in all material respects as of the Closing Date as though made on and as of that time, and AMG shall have received a certificate signed by Shareholders to such effect.

     (b) Shareholders shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date, and AMG shall have received a certificate signed by Shareholders to such effect.

     (c) AMG shall have received all the certificates representing the shares of TULSAT Common Stock that are duly endorsed to AMG or accompanied by duly executed stock powers in a form satisfactory to AMG.

     (d) AMG shall have received the duly executed Shareholder Notes duly endorsed to AMG.

     Section 6.3 Conditions to Obligations of Shareholders. The obligations of Shareholders to proceed with Closing are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by
Shareholders:

     (a) The representations and warranties of AMG set forth in Article IV shall be true and correct in all material respects as of the Closing Date as though made on and as of that time, and Shareholders shall have received a certificate signed by the chief executive officer of the chief financial officer of AMG to such effect.

    (b) AMG shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Shareholders shall have received a certificate signed by the chief executive officer or the chief financial officer of AMG to such effect.

     (c) AMG shall have executed the certificate of designation for creating, designating and authorizing the issuance of the AMG Convertible Preferred Stock and the AMG Nonconvertible Preferred Stock to be issued in connection with the consummation of the Closing.

     (d) AMG shall have tendered to the Shareholders all the certificates representing the shares of AMG Common Stock to be issued in accordance with this Agreement.

     (e) AMG shall have tendered to the Shareholders all the certificates representing the shares of AMG Convertible Preferred Stock to be issued in accordance with this Agreement.

     (f) AMG shall have tendered to the Shareholders all the certificates representing the shares of AMG Preferred Nonconvertible Preferred Stock to be issued in accordance with this Agreement.

     (g) AMG shall have presented evidence satisfactory to Shareholders that the deferred compensation and other retirement benefits of the President and Executive Vice President of AMG has been effectively waived and released with no liability or obligation of AMG with respect thereto except as specifically contemplated by this Agreement.

     (h) TULSAT shall have received the resignations of the directors and executive officers of AMG as contemplated by Section 5.7.

     (i) AMG shall have entered into the lease agreement in the form attached hereto as Exhibit D covering the real property and improvements currently used by TULSAT as its headquarters.

                                  ARTICLE VII

                              Registration Rights


     Section 7.1 Registration of Securities. As used in this Agreement, the term "Registration Securities" means (i) any and all of the shares of AMG Common Stock issued to Shareholders as contemplated by this Agreement; (ii) any and all of the shares of AMG Common Stock issued or issuable upon conversion of the AMG Convertible Preferred Stock issued to Shareholders as contemplated by this Agreement and (iii) any other securities AMG may hereafter issue in exchange therefor or in respect thereof in the form of a stock split, dividend, reorganization, merger or similar event. As to any particular Registration Securities, once issued, such Registration Securities shall cease to be Registration Securities when (i) such securities have been registered under the Securities Act, in accordance with the terms of this Agreement, the registration statement in connection therewith has been declared effective, and such securities have been disposed of by Shareholders pursuant to such effective registration statement, (ii) such securities are distributed to the public pursuant to and in accordance with Rule 144 (or any similar provisions then in force under the Securities Act), (iii) such securities are otherwise transferred and AMG has delivered new certificates evidencing ownership and are not subject to legal or other restriction, (iv) such securities have ceased to be subject to restrictions on the public offer and sale thereof by virtue of the application of Rule 144(k) promulgated by the SEC pursuant to the Securities Act or (v) such securities have ceased to be outstanding.

     Section 7.2 Demand Registration. In case AMG shall receive from a Shareholder a written request for AMG to effect a registration under the Securities Act with respect to not less than 10% of the Registration Securities ("Demand Registration"), AMG shall:

     (a) Promptly give written notice of the proposed registration, qualification or compliance to all other Shareholders of the Registration Securities; and

     (b) As soon as practicable, use its best efforts to effect such registration (including, without limitation, appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registration Securities as are specified in such request, together with all or such portion of the Registration Securities of any Shareholder joining in such request as are specified in a written request received by AMG within 90 days after receipt of such written notice from AMG. AMG may include such additional shares of AMG's Common Stock for registration pursuant to the Demand Registration as AMG, in its sole discretion, may deem appropriate or desirable. AMG shall keep the Demand Registration continuously effective for a period of at least six months following the date of the effectiveness thereof. Shareholders shall agree to furnish AMG such information regarding the distribution of such Registration Securities as AMG may from time to time reasonably request in writing and such other information as may be legally required in connection with the Demand Registration. Shareholders may request up to three Demand Registrations pursuant to this Article VII.

     Section 7.3 AMG's Obligations with Respect to Demand Registration. To facilitate the sale of Registration Securities in accordance with the provisions of this Agreement, AMG shall:

     (a) supplement or make amendments to the Demand Registration, if required by the registration form utilized by AMG for such Demand Registration, the instructions applicable to such registration form, the Securities Act, or the rules and regulations promulgated by the SEC under the Securities Act;

     (b) furnish to Shareholders copies in such numbers as may be reasonably requested by Shareholders of any such supplement or amendment prior to its being used or filed with the SEC;

     (c) use reasonable efforts to register or qualify the Registration Securities under such other securities or "blue sky" laws of such jurisdictions in the United States as any Shareholder shall request (and maintain such registration and qualifications effective until all Registration Securities covered by the Demand Registration have been sold pursuant to the Demand Registration or are no longer outstanding) and do any and all other acts and things that may be necessary to enable AMG to consummate the disposition in such jurisdictions of the Registration Securities, provided however, that AMG shall in no event be required to qualify to do business as a foreign corporation in any jurisdiction where it is not so qualified, conform the composition of its assets at the time to the securities or "blue sky" laws or such jurisdiction, execute or file any general consent to service of process under the laws of any jurisdiction, take any action that would subject it to service of process in suits other than those arising out of the offer or sale of the Registration Securities, or subject itself to taxation in any jurisdiction where it has not heretofore done so; and

     (d) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC and shall make generally available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, commencing not later than the first day of the fiscal quarter next succeeding the effective date of such Demand Registration, which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act.

     Section 7.4   Piggy-Back Registration.

     (a) If at any time or from time to time, AMG shall determine to register any of its securities, either of its own account or the account of a security holder, except for registration by AMG on Securities Act forms S-8 or S-4 or any successor registration forms (or their respective small business counterparts), AMG shall (i) promptly give each Shareholder notice thereof; and (ii) include in such registration (and any related qualification under "blue sky" laws or other compliance), and in any underwriting involved therein, all the Registration Securities specified in a written request or requests, made within 20 days after receipt of such written notice from AMG, by any Shareholder (said registration hereinafter referred to as "Piggy-Back Registration").

     (b) The inclusion of the Registration Securities in any Piggy Back Registration shall not preclude the exercise by any Shareholder of his rights against AMG for any alleged breach of its obligation to file a Demand Registration under this Section 7.3 and 7.4.

     (c) AMG shall use its best efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit Shareholders to include such Registration Securities as they may propose in such offering on the same terms and conditions as any similar securities of AMG included therein. Notwithstanding the foregoing, if the managing underwriter or underwriters of such offering delivers a written opinion to Shareholders that the total amount or kind of securities which it and any other persons or entities intend to include in such offering would adversely affect the success of such offering (and it is otherwise reasonably impractical to cause the Piggy Back Registration to include a best efforts offering of the Registration Securities), then the amount of securities to be offered for the account of Shareholders shall be reduced pro rata with all other persons for whom securities are being registered to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or excluded in its entirety, as the case may be. In the event that the contemplated distribution does not involve an underwritten public offering, such determination that the inclusion of such Registration Securities shall adversely affect the success of the offering shall be made by AMG in its reasonable discretion.

     Section 7.5 Public Information Requirements. Regardless of whether AMG files a Demand Registration or Piggy-Back Registration is available, AMG shall take such action on a timely basis as is necessary or appropriate to ensure that it has met the current public information requirements contained in paragraph
(c) of Rule 144 promulgated by the SEC pursuant to the Securities Act.

     Section 7.6 Expenses of Registration. AMG shall pay all costs and expenses incident to the performance of or compliance with this Article VII specifically including, without limitation, in connection with the Demand Registration and Piggy-Back Registration, all registration and filing fees, fees and expenses of compliance with securities or "blue sky" laws, and fees and disbursements of counsel and special experts retained by AMG, but specifically excluding fees and expenses of counsel to any Shareholder incurred in connection with the Demand Registration or the Piggy-Back Registration and any commissions, underwriting discounts or other fees or charges payable strictly by virtue of the sale of the Registration Securities.

     Section 7.7   Indemnification.

     (a) AMG shall indemnify each Shareholder and each person controlling such Shareholder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Article VII, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation or alleged violation by AMG of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act, any state securities laws applicable to AMG in connection with any such registration, qualification or compliance, and AMG will reimburse each such Shareholder and each person controlling such Shareholder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action; provided that, the indemnity agreement contained in this subsection (a) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or expense if such settlement is effected without the consent of AMG (which such consent shall not be unreasonably withheld), nor shall AMG be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to AMG by such Shareholder, controlling person or underwriter and stated to be specifically for use therein.

     (b) Each Shareholder shall, if Registration Securities held by such Shareholder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify AMG, each of its directors, officers and shareholders, each underwriter, if any, of the Registration Securities covered by such a registration statement, each person who controls AMG or such underwriter within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse AMG, such directors, officers, shareholders, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission

(or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to AMG by such Shareholder and stated to be specifically for use therein; provided that, the indemnity agreement contained in this subsection (b) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or expense if such settlement is effected without the consent of each Shareholder (which such consent shall not be unreasonably withheld). Notwithstanding the foregoing, the liability of each Shareholder under this subsection (b) shall be limited to an amount equal to the initial public offering price of the shares of Registration Securities sold by such Shareholder.

     (c) Each party entitled to indemnification under this Section 7.7 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 7.7 unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or separate and different defenses. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

     (d) If the indemnification provided for in this Section 7.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

     (e) The obligations of AMG and Shareholders under this Section 7.7 shall survive the completion of any offering of the Registration Securities in a registration statement under this Article VII, and otherwise.


                                 ARTICLE VIII

                                    General

     Section 8.1 Taking of Necessary Action, Further Action. AMG and Shareholders shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Closing as promptly as commercially practicable. If at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement all of the parties shall use all reasonable efforts to take all such lawful and necessary action.

     Section 8.2 Confidentiality. AMG and Shareholders agree that the commitments, covenants, terms and obligations under the confidentiality letters entered into between AMG and each Shareholder, each dated August 1, 1999, shall continue in full force and effect until December 31, 2001; provided, however, that nothing in such confidentiality letters shall affect, limit or restrict the representations and warranties of the parties under Articles III and IV.

     Section 8.3 Non-survival of Representations and Warranties of Each Party. AMG and Shareholders agree that representations and warranties of the parties contained in Articles III and IV shall expire upon consummation of the Closing and be of no further force or effect.

     Section 8.4 Entire Agreement. This Agreement is the entire agreement between the parties and shall supercede all prior agreements, documents or other instruments with respect to the matters covered hereby.

     Section 8.5 Waivers and Amendments. This Agreement or any provision hereof may not be changed, waived, discharged, amended or terminated except by written instrument signed on behalf of the parties hereto.

     Section 8.6 No Admission of Liability. This Agreement and compliance with this Agreement shall not be construed as an admission by any party hereto of any liability whatsoever, or as an admission by any party hereto of any violation of the rights of any other party hereto or any other person, or any violation of any order, law, statute, duty or contract.

     Section 8.7 Notices. Any notice or other communication required or permitted hereunder shall be in writing and either delivered personally, by facsimile transmission or by registered or certified mail (postage prepaid and return receipt requested) and shall be deemed given when received (or, if mailed, five business days after the date of mailing) at the following addresses or facsimile transmission numbers (or at such other address or facsimile transmission number for a party as shall be specified by like notice):

     (a)  If to AMG:

          ADDvantage Media Group, Inc.
          Meridian Tower, Suite 1080
          5100 E. Skelly Drive
          Tulsa, Oklahoma 74135

          with copy to:

          Hall, Estill, Hardwick, Gable, Golden & Nelson
          320 South Boston, Suite 400
          Tulsa, Oklahoma 74103-3708
          Fax:  (918) 594-0505
          Att.: Del L. Gustafson

     (b)  If to Shareholders:

          c/o TULSAT, Inc.
          1605 East Iola
          Broken Arrow, Oklahoma 74012
          Fax: (918) 251-1138
          Att: Kenneth A. Chymiak

          with copy to:

          Conner & Winters, A Professional Corporation
          3700 First Place Tower
          15 East 5/th/ Street
          Tulsa, Oklahoma 74103-4344
          Fax:  (918) 586-8548
          Att.: Lynnwood R. Moore, Jr.

     Section 8.8 Governing Law. The terms and condition of this Agreement shall be governed by, and interpreted in accordance with the provisions of, the laws of the State of Oklahoma.

     Section 8.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the parties hereto.

     Section 8.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     Section 8.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

     AMG:                                    Shareholders:

     ADDvantage Media Group, Inc.            /s/ David E. Chymiak
                                             -----------------------------------
                                             David E. Chymiak


                                             /s/ Kenneth A. Chymiak
                                             -----------------------------------
     By  /s/ Charles H. Hood                 Kenneth A. Chymiak, as Trustee of
        --------------------
     Charles H. Hood, President              the Ken Chymiak Revocable Trust
                                             Dated March 4, 1992

                                             /s/ Susan C. Chymiak
                                             -----------------------------------
                                             Susan C. Chymiak, as Trustee of
                                             the Susan Chymiak Revocable Trust
                                             Dated March 4, 1992

                              DISCLOSURE SCHEDULE

     Section 4.5 Capitalization. It is contemplated that Charles H. Hood and Gary W. Young will each be granted options to purchase up to 25,000 shares of AMG Common Stock at a price of $4.00 per share. As of September 3, 1999, Sue Estep was issued 15,000 shares of AMG Common Stock as part of her severance benefit. It is also contemplated that certain liabilities or obligations of AMG will be converted into shares of AMG Common Stock, both through the release of such liabilities and obligations in payment of the exercise price with respect to currently outstanding options and through the new issuance of shares at a price of $1.25 per share in consideration for the release of such liabilities and obligations, all pursuant to the following schedules:

                         ADDvantage Media Group, Inc.
                   Conversion of Liabilities to Common Stock
                         Effective September 30, 1999

                               Accrued              Option               Shares               Total
                    Accrued   Directors            Exercise     Net      Issued     Option    Shares
      Name          Payroll      Fees      Total     Cost    Liability   @ $1.25    Shares    Issued
----------------    -------   ---------  --------  --------  ---------   -------    ------    ------
Charles H. Hood     $ 79,500    $        $ 79,500  $ 60,313    $19,187    15,350    70,000    85,350
Gary W. Young         79,500               79,500    71,251      8,249     6,599    82,500    89,099
J. Larre Barrett                 12,000    12,000    13,126                         15,000    15,000
John W. Condon                   12,000    12,000     7,657      4,343   (Note A)    8,750     8,750
Steven C. Oden                   12,000    12,000     8,751      3,249   (Note A)   10,000    10,000
Stephen G. Smith                 12,000    12,000    10,938      1,062   (Note A)   12,500    12,500
     Total          $159,000    $48,000  $207,000  $172,036    $36,090    21,949   198,750   220,699

________________
Note A - Net liability to be paid in cash.

                         1991 Plan             1998 Plan        Options O/S Plans            Total
                    -------------------   ------------------   -------------------    -------------------
      Name           Shares      Cost      Shares     Cost      Shares      Cost       Shares      Cost
----------------    --------   --------   --------  --------   --------   --------    --------   --------
Charles H. Hood       47,500   $ 40,625    22,500    $19,688               $            70,000   $ 60,313
Gary W. Young         60,000     51,563    22,500     19,688                            82,500     71,251
J. Larre Barrett                                                15,000      13,126      15,000     13,126
John W. Condon                                                   8,750       7,657       8,750      7,657
Steven C. Oden        10,000      8,751                                                 10,000      8,751
Stephen G. Smith                                                12,500      10,938      12,500     10,938
     Total           117,500   $100,939    45,000    $39,376    36,250     $31,721     198,750   $172,036

                                     DS-1-

                            ADDvantage Media Group
                              Shares Outstanding

                                                                                  Shares
                                                                                  ------
Outstanding shares 09-01-99                                                      1,476,646
Shares issued:
  Exercise options                                                                 198,750
  Net liability to Hood\Young - shares issued at $1.25                              21,949
  Sue Estep - severance                                                             15,000
  Other outstanding options/Warrants                          Price   Proceeds
     Estep                                                  $ 0.8750  $    328         375
     Church                                                   0.8750       547         625
     Clemons                                                  0.8750     6,563       7,500
     Bay                                                      0.8000     4,000       5,000
     Culverwell                                               2.0000   125,000      62.500
     Tiger Group                                            $14.2500   178,125      12,500
Total                                                                 $314,563   1,800,845

     Section 5.6 Conduct of Business by TULSAT Pending Closing. TULSAT plans to make a distribution to its shareholders:

          (i) that certain real property and improvements of TULSAT known as Lot 5, Block 1, Sentinel Industrial Park, an addition to the City of Broken Arrow, County of Tulsa, State of Oklahoma, according to the recorded plat thereof, subject to the indebtedness securing such property, which indebtedness the Shareholders will assume and agree to pay;

          (ii) cash in an amount which Shareholders believe is necessary to pay the incremental federal and state income tax liability for which they will be liable by reason of the subchapter S corporation election of TULSAT and the net income which has been realized and is expected to be realized by TULSAT during the current calendar year until the Closing Date;

          (iii) notes in amounts necessary to distribute the current AAA account of TULSAT determined after taking into account the distributions listed above. These notes will be the Shareholder Notes contributed by the Shareholders to AMG.

In addition, TULSAT may be required to borrow or otherwise finance the cash distribution to the Shareholders contemplated by (ii) above.

                                     DS-2-

It is contemplated that prior to Closing, TULSAT will enter into a lease with the Shareholders whereby it will lease the real property listed in (i) above for a period of five years at a monthly rental of $15,000, such lease to be in the form of Exhibit D to this Agreement.

                                     DS-3-

                                   EXHIBIT A

                 CERTIFICATE OF THE DESIGNATION, PREFERENCES,
            RIGHTS AND LIMITATIONS OF ADDVANTAGE MEDIA GROUP, INC. SERIES A 5% CUMULATIVE CONVERTIBLE PREFERRED STOCK AND
                    SERIES B 7% CUMULATIVE PREFERRED STOCK

       Pursuant to Section 1032 of the Oklahoma General Corporation Act

     We, Charles H. Hood, President, and Del L. Gustafson, Secretary, of ADDvantage Media Group, Inc. (the "Company"), a corporation organized and existing under the Oklahoma General Corporation Act, in accordance with the provisions of Section 1032 thereof, do hereby certify:

     That pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation of the Company, said Board of Directors duly authorized and adopted, by means of a written unanimous consent to action dated September ____, 1999, the following resolutions providing for the issuance of two series of the Company's preferred stock of the par value of $1.00 per share, to be designated "Series A 5% Cumulative Convertible Preferred Stock" and "Series B 7% Cumulative Preferred Stock," respectively:

     "RESOLVED, that issues of series of preferred stock of the Company, designated 'Series A 5% Cumulative Convertible Preferred Stock' (herein referred to as 'Series A Preferred Stock'), par value $1.00 per share with a stated value of $40.00 per share and consisting of a maximum of 200,000 shares, and 'Series B 7% Cumulative Preferred Stock' (herein referred to as 'Series B Preferred Stock'), par value $1.00 per share with a stated value of $40.00 per share and consisting of a maximum of 300,000 shares, are hereby provided for and the powers, preferences and relative and other special rights, and the qualifications, limitations and restrictions thereof, are hereby fixed as follows:

     1.   Priority; Number of Shares.
          --------------------------

     Shares of Series A Preferred Stock and Series B Preferred Stock shall be prior to the Company's Common Stock, $.01 par value per share ("Common Stock"), with respect to the payment of dividends and the distribution of assets. The number of shares which shall constitute Series A Preferred Stock shall be 200,000. The number of shares which shall constitute Series B Preferred Stock shall be 300,000. References herein to the "Preferred Stock" shall mean and refer to Series A Preferred Stock and Series B Preferred Stock collectively unless the context requires otherwise.

     2.   Dividends.
          ---------

          (a) The quarterly cash dividend rate of Series A Preferred Stock shall be $.50 on each outstanding share of such stock and the quarterly cash dividend rate of Series B Preferred Stock shall be $.70 on each outstanding share of such stock. Such preferential cash dividends shall be payable when and as declared by the Board of Directors, to the extent per-mitted by law, quarterly on the last day of March, June, September and December in each year (the "Dividend Payment Dates"), commencing December 30, 1999.

          (b) All cash dividends payable shall accrue and be cumulative. Interest at the rate of 5% per annum shall accrue and be payable with respect to any amounts of unpaid cumulative cash dividends on Series A Preferred Stock. Interest at the rate of 7% per annum shall accrue and be payable with respect to any amounts of unpaid cumulative cash dividends on Series B Preferred Stock.

          (c) So long as any shares of the Preferred Stock shall remain outstanding, no dividend whatsoever (other than a dividend payable in Common Stock) shall be declared or paid upon any class of stock or series thereof ranking junior to the Preferred Stock in the payment of dividends, nor shall any shares of any class of stock or series thereof ranking junior to the Preferred Stock in payment of dividends be redeemed or purchased by the Company or any subsidiary thereof, nor shall any monies be paid to or made available for a sinking fund for the redemption or purchase of any shares of any class of stock or series thereof ranking junior to the Preferred Stock in payment of dividends, unless in each instance full cumulative cash dividends on all outstanding shares of the Preferred Stock payable on all previous Dividend Payment Dates and the cash dividend on all outstanding shares of the Preferred Stock for the then current quarterly dividend period shall have been paid or declared and sufficient funds set apart therefor.

          (d) No dividend shall be declared or paid on any share or shares of any class of stock or series thereof ranking on a parity with the Preferred Stock in respect of payment of dividends for any dividend period unless there shall have been declared or paid on all shares then outstanding of the Preferred Stock for the same dividend period, or for the dividend period of the Preferred Stock terminating within the dividend period of said parity stock, like proportionate dividends, ratably in proportion to the respective dividend rates fixed for the Preferred Stock and said parity stock.

     3.   Preference On Liquidation.
          -------------------------

          (a) In the event of any voluntary or involuntary liquidation, distribution of assets (other than the payment of dividends), dissolution or winding up of the Company, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Common Stock or of any other class of stock of the Company ranking junior to the Preferred Stock in distribution of assets upon liquidation, the holders of shares of the Preferred Stock shall each be entitled to receive payment of the stated value per share held by them plus any accrued and unpaid dividends and interest thereon to the date of final distribution to such holders, but they shall be entitled to no further payment with respect to such shares.

          (b) Nothing herein contained shall be deemed to prevent redemption of shares of the Preferred Stock by the Company in the manner provided in Paragraph 4. Neither the merger nor consolidation of the Company into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Company, nor a sale, transfer or lease of all or any part of the assets of the Company, shall be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Paragraph 3.

          (c) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable and containing a statement of or reference to the conversion, if any, right set forth in Paragraph 6, shall be given, by not less than thirty (30) days prior to the payment date stated therein, to the holders of record of the Preferred Stock.

          (d) No payment on account of such liquidation, dissolution or winding up of the affairs of the Company shall be made to the holders of any class or series of stock ranking on a parity with the Preferred Stock in respect to the distribution of assets, unless there shall likewise be paid at the same time to the holders of the Preferred Stock like proportionate distributive amounts, ratably, in proportion to the full distributive amounts to which they and the holders of such parity stock are respectively entitled with respect to such preferential distributions.

     4.   Redemption.
          ----------

          (a) At any time and from time to time, the Company, at the option of the Board of Directors, may redeem all or less than all of the shares of the Preferred Stock or either series thereof then outstanding at a redemption price equal to the stated value per share plus all accrued and unpaid dividends thereon and accrued and unpaid interest thereon to and including the redemption date.

          (b) Notice of any redemption, specifying the date fixed for said redemption and the place where the amount to be paid upon redemption is payable, shall be given at least thirty (30) days but not more than sixty
     (60) days prior to said redemption date to the holders of record of the Preferred Stock to be redeemed, if applicable. If such notice of redemption shall have been so mailed, and if on or before the redemption date specified in such notice all funds necessary for such redemption shall have been set aside by the Company separate and apart from its other funds, in trust for the account of the holders of the shares to be redeemed, so as to be and continue to be available therefor, then on and after said redemption date, notwithstanding that any certificate for shares of the Preferred Stock to be redeemed shall not have been surrendered for cancellation, the shares represented thereby shall be deemed to be no longer outstanding, the right to receive dividends thereon shall cease to accrue, and all rights with respect to such shares of the Preferred Stock shall forthwith cease and terminate, except only the right of the holders thereof to receive out of the funds so set aside in trust the amount payable on redemption thereof, but without interest. However, if such notice of redemption shall have been so mailed, and, if prior to the date such notice of redemption shall have been so mailed and prior to the date of redemption specified in such notice, all said funds necessary for such redemption shall have been irrevocably deposited in trust, for the account of the holders of the shares of the Preferred Stock to be redeemed (and so as to be and continue to be available therefor), with a bank or trust company named in such notice doing business in the City of Tulsa, Oklahoma, thereupon and without awaiting the redemption date, all such shares of the Preferred Stock shall be deemed to be no longer outstanding, and all rights with respect to such shares of the Preferred Stock shall forthwith upon such deposit in trust cease and terminate, except only the right, if any, of the holders thereof to convert such shares in accordance with the provisions of Paragraph 6 at any time prior to the close of business on the business day next preceding the redemption date, and the right of the holders thereof on or after the redemption date to receive from such deposit the amount payable upon the redemption, but without interest. In case the holders of shares of the Preferred Stock called for redemption shall not within six years (or any longer period if required by law) after the redemption date claim any amount so deposited in trust for the redemption of such shares, such bank or trust company shall, upon demand, pay over to the Company any such unclaimed amount so deposited with it, and shall thereupon be relieved of all responsibility in respect thereof, and thereafter the holders of such shares shall look only to the Company for payment of the redemption price thereof, but without interest.

          (c) Shares of the Preferred Stock redeemed or otherwise purchased or acquired by the Company shall not be reissued as shares of Series A Preferred Stock or Series B Preferred Stock, as the case may be, but shall assume the status of authorized but unissued preferred stock of the Company.

     5.   Voting Rights.
          -------------

     The holders of the Preferred Stock shall not have any voting rights, except as set forth below or as otherwise are required by law:

          (a) If, and so often as, the Company shall fail to declare and pay dividends on the Preferred Stock at the time outstanding at the rate specified for such shares for four consecutive Dividend Payment Dates, the holders of the Preferred Stock will be entitled to vote as a separate voting group for election, as herein provided, of two additional members of the Board of Directors of the Company; provided, however, that the holders of the Preferred Stock shall exercise such special voting rights only at the next annual meeting of shareholders or any special meeting of shareholders held in lieu thereof after the fourth such payment date at which directors are elected and at which the holders of not less than a majority of the shares of the Preferred Stock, then outstanding, are present in person or by proxy; and provided further that the special class voting rights provided for in this subparagraph (a) shall remain vested in the holders of the Preferred Stock until all accrued and unpaid dividends on the Preferred Stock then outstanding shall have been declared and paid, whereupon the holders of the Preferred Stock shall be divested of their special voting rights in respect of subsequent elections of directors. In no event shall any voting rights be created with respect to any class or series of preferred stock of the Company which would be senior to the voting rights of the Preferred Stock.

          (b) At any meeting at which the holders of the shares of the Preferred Stock shall be entitled to elect directors, the holders of a majority of the outstanding shares of the Preferred Stock, present in person or by proxy, shall be sufficient to constitute a quorum, and the vote of the holders of a plurality of such shares so present at any such meeting at which there shall be such a quorum shall be sufficient to elect the two members of the Board of Directors which such holders are entitled to elect as herein provided. Nothing in this subparagraph (b) shall prevent any change otherwise permitted in the total number of or classifications of directors of the Company nor require the resignation of any director elected other than pursuant to this subparagraph (b). Notwithstanding any classification of the other directors of the Company, any directors elected by the holders of the Preferred Stock shall be elected annually for terms expiring at the next succeeding annual meeting of shareholders, subject to the earlier termination pursuant to the provisions of subparagraph (c) below.

          (c) Upon any divesting of the special class of voting rights of the holders of the Preferred Stock in respect of elections of directors as provided in this Paragraph 5, the terms of office of all directors then in office elected by such holders shall terminate immediately. If the office of any director elected by such holders, voting as a class, becomes vacant by reason of death, resignation, removal from office or otherwise, the remaining director elected by such holders may elect a successor who shall holder office for the unexpired term in respect of which such vacancy occurred.

          (d) No class or series of stock of the Company ranking senior to the Preferred Stock in distribution of assets upon liquidation or in payment of dividends shall be authorized and issued by the Company without the prior approval of the holders of a majority of the shares of Series A Preferred Stock then outstanding and holders of a majority of the shares of Series B Preferred Stock then outstanding.

     6.   Convertibility.
          --------------

     Subject to subparagraph 6(m) below, shares of Series A Preferred Stock shall be convertible into Common Stock on the following terms and conditions:

          (a) Subject to and upon compliance with the provisions of this paragraph 6, the holder of any shares of Series A Preferred Stock shall have the right, at such holder's option, at any time or from time to time before the close of business on the date next preceding the date fixed for redemption or repurchase of such shares of Series A Preferred Stock (unless the Company shall default in payment due upon such redemption or repurchase), to convert any of such shares into such number of fully paid and nonassessable shares of Common

     Stock at the Conversion Price (as hereafter defined) therefor in effect at the time of conversion.

          (b) Each share of Series A Preferred Stock shall be convertible into the number of shares of Common Stock that results from dividing the stated value per share of Series A Preferred Stock by the Conversion Price, as hereinafter defined. The Conversion Price as of the original date of issuance of Series A Preferred Stock shall be $4.00 per share of Common Stock subject to adjustment from time to time as provided herein.

          (c) The holder of any shares of Series A Preferred Stock may exercise the conversion right as to any part thereof by surrendering to the Company at the office of any transfer agent of the Company for Series A Preferred Stock or at the principal office of the Company, the certificate or certificates for the shares to be converted, accompanied by written notice stating that the holder elects to convert all or a specified portion of the shares represented thereby and stating the name or names (with addresses) in which the certificate or certificates for the shares of Common Stock are to be issued. Subject to the provisions of this paragraph 6, every such notice of election to convert shall constitute a contract between the holder of such shares and the Company whereby such holder shall be deemed to subscribe for the number of shares of Common Stock which he will be entitled to receive upon such conversion and, in payment and satisfaction of such subscription, to surrender such shares of Series A Preferred Stock and to release the Company from all obligations thereon and whereby the Company shall be deemed to agree that the surrender of such shares and the extinguishment of obligations thereon shall constitute full payment for Common Stock so subscribed for and to be issued upon such conversion. Conversion shall be deemed to have been effected on the date when delivery of such notice and such shares is made, and such date is referred to herein as the "Conversion Date." As promptly as practicable thereafter the Company shall issue and deliver, to or upon the written order of such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash with respect to any fractional interest in a share of Common Stock as provided in subparagraph 6(j). The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series A Preferred Stock surrendered for conversion, the Company shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Company, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered.

          (d) If the Company shall at any time or from time to time after the original issue date of Series A Preferred Stock effect a subdivision or combination of any outstanding Common Stock, including a dividend payable in Common Stock, the Conversion Price then in effect immediately before such subdivision or combination shall be proportionately adjusted by multiplying the then effective Conversion Price by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such subdivision or combination, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such subdivision or combination. The number of shares of Common Stock outstanding at any time shall, for the purposes of this resolution, include the number of shares of Common Stock into which any convertible securities of the Company, including Series A Preferred Stock, may be converted, or for which any warrant, option or rights of the Company may be exercised or exchanged. Any adjustment under this resolution shall become effective at the close of business on the date the subdivision or combination becomes effective. Advance notice of events which would give rise to an adjustment in the Conversion Price shall be given to holders of Series A Preferred Stock, but failure to give such notice shall not affect the validity or effectiveness of such event. No adjustment of the Conversion Price shall be made for the issuance of shares of Common Stock to employees pursuant to the Company's or any subsidiary's stock ownership, stock option or other benefit plan. No adjustment of the Conversion Price will be required to be made in any case until cumulative adjustments amount to one percent or more of the Conversion Price. The Company reserves the right to make such changes in the Conversion Price in addition to those required in the foregoing provisions as the Company in its discretion shall determine to be advisable in order that certain stock-related distributions hereafter made by the Company to its shareholders shall not be taxable.

          (e) In the event the Company at any time or from time to time after the original issue date of Series A Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in (i) evidences of indebtedness of the Company, (ii) assets of the Company (other than cash dividends or distributions paid out of retained earnings), or (iii) securities of the Company other than Common Stock, then and in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such evidences, assets or securities that they would have received had they held, on such record date, the maximum number of shares of Common Stock into which their Series A Preferred Stock could then have been converted. The Company reserves the right to make such changes in the Conversion Price in addition to those required in the foregoing provisions as the Company in its discretion shall determine to be advisable in order that certain stock-related distributions hereafter made by the Company to its shareholders shall not be taxable.

          (f) If Common Stock issuable upon the conversion of Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Paragraph
     6), then and in each such event the holders of Series A Preferred Stock shall have the right thereafter to convert each such share into the kind and amounts of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the maximum number of shares of Common Stock into which such Series A Preferred Stock could have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

          (g) If at any time or from time to time there shall be a capital reorganization of Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for in this Paragraph 6) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all the Company's properties and assets or capital stock to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that each holder of Series A Preferred Stock shall thereafter be entitled to receive, upon conversion of Series A Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such merger of consolidation or sale as though conversion of Series A Preferred Stock had occurred immediately prior to such event, provided such holder (x) is not the entity with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be, or an affiliate of such an entity and (y) failed to exercise its rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer. In any such case, appropriate adjustment shall be made in the application of the provisions of this Paragraph 6 with respect to the rights of the holders of Series A Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Paragraph 6 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

          (h) Series A Preferred Stock shall not be subject to any sinking fund for the purchase or redemption of shares.

          (i) In each case of an adjustment or readjustment of a Conversion Price for Common Stock issuable upon conversion of Series A Preferred Stock, the Company, at its expense, shall cause independent certified public accountants of recognized standing selected by the Company (who shall be the independent certified public accountants then reviewing or auditing the books of the Company) to compute such adjustment or readjustment in accordance herewith and prepare a certificate showing such adjustment or readjustment, and shall provide a copy of such certificate to each registered holder of that Series A Preferred Stock in the manner in which notices are to be given hereunder. The certificate shall set forth such adjustment or readjustment and show in detail the facts upon which such adjustment or readjustment is based.

          (j) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the then Current Market Price. The "Current Market Price" at any date shall mean the price per share of Common Stock on such date determined by the Board of Directors as provided below. The Current Market Price shall be the average of the daily closing prices per share of Common Stock for thirty (30) consecutive business days ending no more than fifteen (15) business days before the day in question (as adjusted for any stock dividend, split, combination or reclassification that took effect during such thirty (30) business day period). The closing price for each day shall be the last reported sales price regular way or, in case no such reported sales take place on such day, the average of the last reported bid and asked prices regular way, in either case on the principal national securities exchange on which Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the average of the highest bid and the lowest asked prices quoted on The Nasdaq Stock Market; provided, however, that if
                                                     --------  -------
     Common Stock is not traded in such manner that the quotations referred to above are available for the period required hereunder, Current Market Price per share of Common Stock shall be deemed to be the fair value as determined by the Board of Directors, irrespective of any accounting treatment.

          (k) If the shares of Series A Preferred Stock shall be called for redemption, the right to convert such shares shall terminate and expire at the close of business on the last business day preceding the redemption date.

          (l) The Company shall pay any tax in respect of the issue of stock certificates on conversion of shares of Series A Preferred Stock. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of stock in a name other than that of the holder of the shares converted, and the Company shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issuance thereof shall have paid to the Company the amount of any such tax or shall have established to the satisfaction of the Company that such tax has been paid.

          (m) The Company shall, as soon as reasonably practicable, propose to its shareholders approval of an amendment to the Company's certificate of incorporation increasing the number of authorized shares of Common Stock to an amount which is at least sufficient to have available the full number of shares of Common Stock that would be issuable upon an exercise in full of all of the outstanding shares of Series A Preferred Stock.

     Thereafter, the Company shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series A Preferred Stock and shall take all such action as may be required from time to time in order that it may validly and legally issue fully paid and nonassessable shares of Common Stock upon conversion of Series A Preferred Stock. As a condition precedent to the taking of any action which would cause an adjustment to the Conversion Price for Series A Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to authorize such number of shares of Common Stock as shall be issuable pursuant to such adjusted Conversion Price.

          (n) Shares of Series A Preferred Stock converted shall not be reissued as shares of Series A Preferred Stock, but shall assume the status of authorized but unissued shares of preferred stock of the Company.

          (o) If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series A Preferred Stock require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued or delivered upon conversion, then the Company will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any shares of Common Stock into which the shares of Series A Preferred Stock are then convertible are listed on any national securities exchange or The Nasdaq Stock Market, the Company will, if permitted by the rules of such exchange, list and keep listed on such exchange or The Nasdaq Stock Market, as the case may be, upon official notice of issuance, all shares of Common Stock issuable upon conversion.

          (p) All shares of Common Stock which may be issued upon conversion of the shares of Series A Preferred Stock will upon issuance by the Company be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof and the Company shall take no action which will cause a contrary result.

The shares of Series B Preferred Stock are not convertible into shares of the Company's Common Stock or any other securities of the Company.

     7.   Sinking Fund.
          ------------

     No sinking fund will be established for the retirement or redemption of shares of the Preferred Stock.

     8.   Authorized Shares.
          -----------------

     The number of authorized shares of Series A Preferred Stock and/or Series B Preferred Stock may be increased or decreased by further resolutions duly adopted by the Board of Directors of the

Company and the filing of a certificate pursuant to the provisions of the Oklahoma General Corporation Act stating that such increase or decrease has been so authorized.

     9.   General Provisions.
          ------------------

          (a) Any notice required by the provisions of this resolution to be given to holders of record of the Preferred Stock shall be deemed given when personally delivered to such holder or five business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to that holder of record at its address appearing on the books of the Company.

          (b) The Company shall not amend the certificate of incorporation of the Company or participate in any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company.

     IN WITNESS WHEREOF, said ADDvantage Media Group, Inc. has caused this Certificate to be signed by Charles H. Hood, as President, and its corporate seal to be hereunto affixed and attested by Del L. Gustafson, as Secretary, this ____ day of September, 1999, and each of said persons by his signature hereto affirms that this Certificate is his act and deed and the act and deed of said Company, and that the facts stated therein are true.

                                             ADDVANTAGE MEDIA GROUP, INC.



                                             By_________________________________
                                                 Charles H. Hood, President

[SEAL]

Attest:


_______________________________
Del L. Gustafson, Secretary

                                   EXHIBIT B

-----------------------------------------------------------------------------------------
                                TULSAT Securities                AMG Securities
        Shareholder                Surrendered                      Received
--------------------------  -------------------------  ----------------------------------
-----------------------------------------------------------------------------------------
David E. Chymiak            $_____Shareholder Note     ___Shares of AMG Nonconvertible
                            [amount will be 50% of     Preferred Stock [number of shares
                            the amount of the          to be calculated as the dollar
                            accumulated adjustments    amount of the Shareholder note
                            account of TULSAT          divided by $40.0]
                            immediately prior to the
                            issuance of the note and
                            Closing]
-----------------------------------------------------------------------------------------
                            350 Shares of TULSAT       ___Shares of AMG Nonconvertible
                            Common Stock               Preferred Stock [number of shares
                                                       to be equal to 150,000 less the
                                                       number of shares issued for the
                                                       Shareholder note of David];

                                                       100,000 Shares of AMG
                                                       Convertible Preferred Stock; and

                                                       4,000,000 Shares of AMG
                                                       Common Stock
-----------------------------------------------------------------------------------------
Kenneth A. Chymiak, as      $_____Shareholder Note     ___Shares of AMG Nonconvertible
Trustee of the Ken          [amount will be 25% of     Preferred Stock [number of shares
Chymiak Revocable Trust     the amount of the          to be calculated as the dollar
Dated March 4, 1992         accumulated adjustments    amount of the Shareholder note
                            account of TULSAT          divided by $40.0]
                            immediately prior to the
                            issuance of the note and
                            Closing]
-----------------------------------------------------------------------------------------

_________________________________________________________________________________________
                            175 Shares of TULSAT       ___Shares of AMG Nonconvertible
                            Common Stock               Preferred Stock [number of shares
                                                       to be equal to 75,000 less the
                                                       number of shares issued for the
                                                       Shareholder note of Ken as
                                                       Trustee];

                                                       50,000 Shares of AMG Convertible
                                                       Preferred Stock; and

                                                       2,000,000 Shares of AMG
                                                       Common Stock
-----------------------------------------------------------------------------------------
Susan C. Chymiak, as        $_____Shareholder Note     ___Shares of AMG Nonconvertible
Trustee of the Susan        [amount will be 25% of     Preferred Stock [number of shares
Chymiak Revocable Trust     the amount of the          to be calculated as the dollar
Dated March 4, 1992         accumulated adjustments    amount of the Shareholder note
                            account of TULSAT          divided by $40.0]
                            immediately prior to the
                            issuance of the note and
                            Closing]
-----------------------------------------------------------------------------------------
                            175 Shares of TULSAT       ___Shares of AMG Nonconvertible
                            Common Stock               Preferred Stock [number of shares
                                                       to be equal to 75,000 less the
                                                       number of shares issued for the
                                                       Shareholder note of Ken as
                                                       Trustee];

                                                       50,000 Shares of AMG Convertible
                                                       Preferred Stock; and

                                                       2,000,000 Shares of AMG
                                                       Common Stock
-----------------------------------------------------------------------------------------